As filed with the Securities and Exchange Commission on February 13, 2009
Registration Number: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LD Holdings, Inc.

(Exact name of Registrant as specified in Charter)
Nevada	98-0335555
(State of Incorporation)	(I.R.S. Employer I.D. Number)

1070 Commerce Drive, Building II, Suite 303, Perrysburg, OH 43551
 (Address of Principal Executive Offices)

2009 EQUITY INCENTIVE PLAN
 (Full Title of Plan)

 LD Holdings, Inc.
1070 Commerce Drive, Building II, Suite 303
Perrysburg, OH 43551
(419) 873-1111
 (Name, Address and Telephone Number of Agent for Service)

Copy to:
The Sourlis Law Firm
Virginia K. Sourlis, Esq.
The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
(732) 530-9007
www.SourlisLaw.com

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price per	Offering	Registration
Registered	Registered (1)	Share (2)	Price (2)	Fee
Common Stock, $0.001 par value	5,000,000 shares	$.03	$150,000	$98.25

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 5,000,000 shares by $.03, the closing price of shares of the Common Stock on the OTC Bulletin Board on February 13, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

LD Holdings, Inc. (formally Leisure Direct, Inc.) is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a) Leisure Direct's Annual Report on Form 10-KSB for the year ended December 31, 2007;

(b) Leisure Direct's Quarterly Report on Form 10-QSB for the period ended March 31, 2008;

(c) Leisure Direct's Quarterly Report on Form 10-QSB for the period ended June 30, 2008;

(d) Leisure Direct's Quarterly Report on Form 10-QSB for the period ended September 30, 2008;

(e) Leisure Direct's name change to LD Holdings, Inc. Report on Form 8-K dated November 3, 2008;

(f) The description of Leisure Direct's Common Stock contained in its Registration Statement on Form SB-2 (No. 333-53186).

LD Holdings, Inc.  is also incorporating by reference all documents hereafter filed by LD Holdings, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

 None

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

The Bylaws of LD Holdings, Inc. provide that the corporation shall indemnify its directors and officers to the maximum extent provided by the Nevada General Corporation Law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.:	Description:
4.1	2009 Equity Incentive Plan
5.1	Opinion of The Sourlis Law Firm, dated February 13, 2009
23.1	Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.
23.2	Consent of The Sourlis Law firm (contained in his opinion, filed as Exhibit 5.1 hereto).

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)
That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, LD Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perrysburg and the State of Ohio on the 13th day of February, 2009.

LD HOLDINGS, INC.

By:/s/ John Ayling John Ayling, President, Chief Executive Officer, Chief Financial Officer Sole Director (Principal Executive Officer) (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on February 13, 2009.

LD HOLDINGS, INC.

By:/s/ John Ayling John Ayling President, Chief Executive Officer, Chief Financial Officer and Sole Director (Principal Executive Officer) (Principal Financial and Accounting Officer)